UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
______________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) October 20, 2022
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AT&T INC.
(Exact Name of Registrant as Specified in Charter)
______________________________________________________

Delaware	001-08610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas (Address of Principal Executive Offices)		75202 (Zip Code)
Registrant’s telephone number, including area code (210) 821-4105
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares (Par Value $1.00 Per Share)	T	New York Stock Exchange
Depositary Shares, each representing a 1/1000th interest in a share of 5.000% Perpetual Preferred Stock, Series A	T PRA	New York Stock Exchange
Depositary Shares, each representing a 1/1000th interest in a share of 4.750% Perpetual Preferred Stock, Series C	T PRC	New York Stock Exchange
AT&T Inc. 2.500% Global Notes due March 15, 2023	T 23	New York Stock Exchange
AT&T Inc. 2.750% Global Notes due May 19, 2023	T 23C	New York Stock Exchange
AT&T Inc. Floating Rate Global Notes due September 5, 2023	T 23D	New York Stock Exchange
AT&T Inc. 1.050% Global Notes due September 5, 2023	T 23E	New York Stock Exchange
AT&T Inc. 1.300% Global Notes due September 5, 2023	T 23A	New York Stock Exchange

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
AT&T Inc. 1.950% Global Notes due September 15, 2023	T 23F	New York Stock Exchange
AT&T Inc. 2.400% Global Notes due March 15, 2024	T 24A	New York Stock Exchange
AT&T Inc. 3.500% Global Notes due December 17, 2025	T 25	New York Stock Exchange
AT&T Inc. 0.250% Global Notes due March 4, 2026	T 26E	New York Stock Exchange
AT&T Inc. 1.800% Global Notes due September 5, 2026	T 26D	New York Stock Exchange
AT&T Inc. 2.900% Global Notes due December 4, 2026	T 26A	New York Stock Exchange
AT&T Inc. 1.600% Global Notes due May 19, 2028	T 28C	New York Stock Exchange
AT&T Inc. 2.350% Global Notes due September 5, 2029	T 29D	New York Stock Exchange
AT&T Inc. 4.375% Global Notes due September 14, 2029	T 29B	New York Stock Exchange
AT&T Inc. 2.600% Global Notes due December 17, 2029	T 29A	New York Stock Exchange
AT&T Inc. 0.800% Global Notes due March 4, 2030	T 30B	New York Stock Exchange
AT&T Inc. 2.050% Global Notes due May 19, 2032	T 32A	New York Stock Exchange
AT&T Inc. 3.550% Global Notes due December 17, 2032	T 32	New York Stock Exchange
AT&T Inc. 5.200% Global Notes due November 18, 2033	T 33	New York Stock Exchange
AT&T Inc. 3.375% Global Notes due March 15, 2034	T 34	New York Stock Exchange
AT&T Inc. 2.450% Global Notes due March 15, 2035	T 35	New York Stock Exchange
AT&T Inc. 3.150% Global Notes due September 4, 2036	T 36A	New York Stock Exchange
AT&T Inc. 2.600% Global Notes due May 19, 2038	T 38C	New York Stock Exchange
AT&T Inc. 1.800% Global Notes due September 14, 2039	T 39B	New York Stock Exchange
AT&T Inc. 7.000% Global Notes due April 30, 2040	T 40	New York Stock Exchange
AT&T Inc. 4.250% Global Notes due June 1, 2043	T 43	New York Stock Exchange
AT&T Inc. 4.875% Global Notes due June 1, 2044	T 44	New York Stock Exchange
AT&T Inc. 4.000% Global Notes due June 1, 2049	T 49A	New York Stock Exchange
AT&T Inc. 4.250% Global Notes due March 1, 2050	T 50	New York Stock Exchange
AT&T Inc. 3.750% Global Notes due September 1, 2050	T 50A	New York Stock Exchange
AT&T Inc. 5.350% Global Notes due November 1, 2066	TBB	New York Stock Exchange
AT&T Inc. 5.625% Global Notes due August 1, 2067	TBC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” AT&T is a holding company whose subsidiaries and affiliates operate worldwide in the telecommunications and technology industries.

On April 8, 2022, we completed the separation of our WarnerMedia business and recast historical financial results to present WarnerMedia and other business dispositions that were components of AT&T’s single plan of a strategic shift as discontinued operations. The discussion below refers to our continuing operations and includes the results of the U.S. Video business that was separated in July 2021.

Overview
We announced on October 20, 2022 that third-quarter 2022 income from continuing operations totaled $6.3 billion, or $0.79 per diluted share. Third-quarter 2022 income per diluted share included amounts totaling to $444 million (pre-tax), or $0.11 per share, resulting from the following significant items: actuarial gains on remeasurement of our pension and postemployment benefit plan assets and obligations of $0.14 per share and benefits from tax items of $0.10 per share partially offset by $(0.04) per share from our proportionate share of DIRECTV intangible amortization, $(0.04) per share of other benefit related market-driven adjustments $(0.02) per share from the adoption of Accounting Standards Update (ASU) No. 2020-06 (ASU 2020-06) and $(0.03) per share of other charges. These results compare with a reported net income from continuing operations of $5.0 billion, or $0.63 per diluted share, in the third quarter of 2021, which included $0.04 per share of actuarial gains and $(0.01) per share from our retrospective adoption of ASU 2020-06.

Operating revenues in the third quarter of 2022 were $30.0 billion, down 4.1 percent from the third quarter of 2021, reflecting the impact of our divested Video business and other businesses that did not qualify as discontinued operations, and lower Business Wireline revenues. The declines were partially offset by higher Mobility, and, to a lesser extent, increased Consumer Wireline and Mexico revenues.

Operating expenses in the third quarter of 2022 were $24.0 billion, down 4.2 percent, reflecting impacts from divested businesses and 3G network shutdown costs in the prior-year quarter. Partially offsetting the decreases were increased Mobility costs, including equipment costs driven by increased sales and the mix of higher-priced smartphones.

Operating income in the third quarter was $6.0 billion compared to $6.2 billion in the comparable 2021 period, and AT&T’s third-quarter operating income margin was 20.0 percent, compared to 19.9 percent in the comparable 2021 period.

Other income (expense) - net in the third quarter was $2.3 billion compared to $1.5 billion in the comparable 2021 period. The increase reflects a $1.4 billion actuarial gain on pension and postretirement benefits in the third quarter of 2022 versus a $374 million gain in the prior-year quarter. Third-quarter 2022 benefit expense also includes approximately $140 million favorable impact from a retirement benefit plan change, with $115 million resulting from prior service credits that have no impact on consolidated operating income. We present the impact of benefit plan amendments in our business unit results, with the Communications segment operating income margins including $115 million operating expense reduction.

Cash from operating activities from continuing operations in the third quarter of 2022 was $10.1 billion, up $0.8 billion when compared to 2021, reflecting higher distributions from DIRECTV and receivable sales, partially offset by payments for wireless devices. Capital expenditures in the third quarter of 2022 were $5.9 billion, and when including $0.9 billion cash paid for vendor financing, capital investment was $6.8 billion, compared to prior-year third quarter capital investment of $5.5 billion (capital expenditures of $4.5 billion and vendor financing of $1.0 billion).

Segment Summary
We analyze our segments based on segment operating income, which excludes acquisition-related costs and other significant items. Our reportable segments are: Communications and Latin America.

Communications
Our Communications segment consists of our Mobility, Business Wireline and Consumer Wireline business units.

Third-quarter 2022 operating revenues were $29.1 billion, up 3.2 percent versus third-quarter 2021, with segment operating income of $7.6 billion, up 6.5 percent versus the year-ago quarter. Operating income reflects lower costs associated with a third-quarter 2022 benefit plan change of approximately $115 million, with $50 million for Business Wireline, $40 million for Consumer Wireline and $20 million for Mobility. The Communications segment operating income margin was 26.2 percent, compared to 25.4 percent in the year-earlier quarter.

Mobility
Mobility revenues for the third quarter of 2022 were $20.3 billion, up 6.0 percent versus the third quarter of 2021, driven by service revenue growth from subscriber and ARPU growth and equipment revenue growth from higher sales and the mix of higher priced smartphone sales. Mobility operating expenses totaled $13.9 billion, up 5.4 percent versus the third quarter of 2021 due to increased equipment costs resulting from sales and the mix of higher priced smartphones, higher bad debt expense, higher sales costs, increased amortization of customer acquisition costs, higher network costs and the elimination of CAF II government credits, partially offset by the absence of 3G network shutdown costs in the current-year quarter. Mobility’s operating income margin was 31.7 percent compared to 31.3 percent in the year-ago quarter.

In our Mobility business unit, during the third quarter of 2022, we reported a net gain of 7.1 million wireless subscribers. At September 30, 2022, wireless subscribers totaled 210.7 million (including approximately 4.0 million FirstNet connections) compared to 196.5 million at September 30, 2021.

During the third quarter, total phone net adds (postpaid and prepaid) were 816,000 with total net adds by subscriber category as follows:
•Postpaid subscriber net adds were 964,000, with phone net adds of 708,000.
•Prepaid subscriber net adds were 141,000, with phone net adds of 108,000.
•Reseller net adds were 308,000.
•Connected device net adds were 5.7 million, 2.6 million of which were primarily attributable to wholesale connected cars.

For the quarter ended September 30, 2022, postpaid phone-only ARPU increased 2.4 percent versus the year-earlier quarter.

Postpaid phone-only churn was 0.84 percent compared to 0.72 percent in the third quarter of 2021. Total postpaid churn was 1.01 percent compared to 0.92 percent in the year-ago quarter.

Business Wireline
Business Wireline revenues for the third quarter of 2022 were $5.7 billion, down 4.5 percent versus the year-ago quarter, primarily due to lower demand for legacy voice and data services and product simplification. Also contributing to the decline was lower revenues from the government sector. Partially offsetting revenue declines was growth in connectivity services and revenues of approximately $100 from intellectual property sales. Business Wireline operating expenses totaled $4.8 billion, down 3.0 percent when compared to the third quarter of 2021 due to ongoing operational cost efficiencies, credits from a benefit plan change and lower amortization of deferred fulfillment costs, partially offset by higher wholesale access network costs and depreciation expense. Business Wireline operating income margin was 15.6 percent compared to 16.9 percent in the year-earlier quarter.

Consumer Wireline
Consumer Wireline revenues for the third quarter of 2022 were $3.2 billion, up 1.4 percent versus the year-ago quarter, driven by growth in broadband revenues attributable to fiber growth, partially offset by declines in legacy voice and data services and other services. Consumer Wireline operating expenses totaled $2.9 billion, down 3.6 percent versus the third quarter of 2021, largely driven by lower network and customer support costs, fewer employee-related costs, including impacts of a benefit plan change, decreased HBO Max licensing fees and lower amortization of deferred fulfillment costs. Partially offsetting these decreases were the elimination of CAF II government credits, and higher bad debt and depreciation expenses. Consumer Wireline operating income margin was 10.4 percent compared to 5.7 percent in the year-earlier quarter.

At September 30, 2022, Consumer Wireline had approximately 13.8 million broadband connections compared to 13.8 million at September 30, 2021. During the third quarter, broadband subscriber net losses were 29,000, with fiber broadband net adds of 338,000. Total broadband and DSL connections were 14.1 million at September 30, 2022, compared to 14.2 million at September 30, 2021.

Latin America
Our Latin America segment consists of our Mexico business unit and is subject to foreign currency fluctuations.

Revenues were $785 million, up 8.4 percent when compared to the third quarter of 2021, primarily due to increased service revenues driven by growth in wholesale revenue and subscribers. Operating expenses were $848 million, down 0.7 percent, driven by lower equipment costs partially offset by higher bad debt and depreciation expenses. Mexico’s operating income margin was (8.0) percent, compared to (18.0) percent in the year-earlier quarter.

We had approximately 21.0 million Mexico wireless subscribers at September 30, 2022 compared to 19.5 million at September 30, 2021. During the third quarter of 2022, we had postpaid net adds of 19,000 and prepaid net adds of 267,000.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.
The following exhibits are furnished as part of this report:

(d)	Exhibits

	99.1	AT&T Inc. selected financial statements and operating data.

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: October 20, 2022	By: /s/ Debra L. Dial . Debra L. Dial Senior Vice President - Chief Accounting Officer and Controller
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